                                 EMPLOYMENT AGREEMENT

Agreement made this 2nd day of May 1997, between Advanced Materials Group, Inc., a Nevada corporation (the "Company") and Steve F. Scott, Hermosa Beach, California ("Employee").

                                     WITNESSETH:

WHEREAS, the parties acknowledge that Employee has abilities and expertise that are unique and valuable to the Company; and

WHEREAS, in view of such abilities and expertise, the Company desires to retain Employee as President/Chief Executive Officer; and

WHEREAS, the Company and Employee have determined that such engagement of Employee be subject to a mutually acceptable written agreement;

NOW THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound, the parties hereto agree as follows:

1.  SERVICES

    (a) The Company hereby employs Employee and Employee hereby accepts such employment on the terms and conditions set forth herein. In this regard, Employee shall perform and discharge well and faithfully the duties and responsibilities that are commensurate with his position.

    (b) Employee is not and shall not be engaged directly or indirectly in any other business activity, or previously have contracted to perform such activity at a future date which would prevent the performance of the obligations hereunder or involve activities which would result in a breach of any provision of this Agreement.
2.  TERM

    (a) The term of this Agreement shall begin on the date hereof and shall cease and terminate upon the earliest of (i) the close of business on 2nd day of May 2000, (ii) the death of Employee; (iii) termination by the Company, at its option, for "cause" as defined in subdivision (b) of this Section 2; or (iv) termination by mutual agreement between the parties.

    (b) As used in this Section, "cause" shall mean and be limited to gross negligence or willful misconduct of Employee in the performance of his duties, or conviction of a felony or a crime involving moral turpitude.

    (c) In the event of a permanent disability, the contract will remain in effect until the start of long-term disability insurance coverage (3 months).

3.  COMPENSATION

    (a) The Company shall pay to Employee a base salary of $190,000.00 per year, payable in weekly installments.

    (b) During the term of his employment, Employee shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent his position, tenure, salary, age, health and other qualifications makes him eligible to participate, subject to the rules and regulations applicable thereto, which plans or programs will include, without limitation, health insurance benefits, performance-based options, an appropriate automobile allowance, and bonus programs, consistent with the reasonable past practices of the Company.

    (c) The Company reserves the right to increase the compensation of the Employee, specified in this instrument, at any time or times hereafter and no such increase or adjustment shall operate as a cancellation of this Agreement, but merely as an amendment to Section 3, and all the other terms, provision, and conditions of this Agreement shall continue in force and effect as herein provided.

    (d) The Company will review this contract for consideration of a one (1) year extension when contract is at one year from expiration.

4.  EXPENSES.

         The Company will reimburse Employee for direct out-of-pocket expenses properly incurred by him in his performance of this Agreement and provided that a written accounting is made to the Company by Employee.

5.  CONFIDENTIALITY AND NON-COMPETITION

    (a) Employee acknowledges that as a consequence of his relationship with the Company, he has been and will continue to be given access to confidential information which may include the following types information: financial statements and related financial information with respect to the Company, trade secrets, computer programs, certain methods of operation, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company's business (collectively, "Confidential Information"). Employee agrees that he shall maintain any Confidential Information in strictest confidence and shall not disclose any Confidential Information to third parties during the terms of this agreement and after the termination hereof, however such termination shall occur, unless previously approved by the President or Chairman of AMG in writing.

         Notwithstanding the foregoing, nothing herein shall be construed as prohibiting Employee from disclosing any Confidential Information (a) which, at the time of disclosure, Employee can demonstrate either was in the public domain and generally available to the public or thereafter became a part of the public domain and generally available to the public by publication or otherwise through no act of Employee;
         (b) which Employee can establish was independently developed by a third party who developed it without the use of the Confidential Information and who did not acquire it directly or indirectly from Employee under an obligation of confidence; (c) which Employee can show was received by him after the termination of this Agreement from a third party who did not acquire it directly or indirectly from the Company under an obligation of confidence; or (d) to the extent that Employee can reasonable demonstrate such disclosure is required by law or in any legal proceeding, governmental investigation, or other similar proceeding.

    (b) Employee covenants and agrees that, in order to protect the company's interest in its business, operations and assets during the term of this Agreement and for a period of one (1) year following the termination of this Agreement, however the same shall occur, he will not, without prior written consent of the Company, directly or indirectly:

         (i) engage anywhere in the United States, whether by virtue of stock ownership, management responsibilities or otherwise, in companies, business, organizations and/or ventures which are directly or indirectly competitive with the business of the Company as presently conducted or contemplated (the "Business"); or

         (ii) become interested, directly or indirectly, whether as principal, owner, stockholder, partner, agent, officer, director, employee, salesman, joint venture, consultant, advisor, independent contractor or otherwise, in any person, firm, partnership, association, venture, corporation or entity engaging anywhere in the United State in the Business or directly or indirectly in competition with the Company.

6.  INVENTIONS

    (a) Employee hereby sells, transfers and assigns to the Company, or to any person or entity designated by the Company, all of the entire right, title and interest of Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by Employee, solely or jointly, or in whole or in part, during or before the term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company, or (ii) otherwise relate, pertain or are useful to the business, functions or operations of the Company as presently conducted or to be conducted by the company, or (iii) arise (wholly or partly) from the efforts of Employee since June 5th, 1991 or otherwise during the term hereof.

    (b) Employee shall communicate promptly and disclose to the Company, in such form as the Company requested, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, Employee shall execute and deliver to the company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by Employee within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by Employee to have been first conceived and made following such termination.

7.  NO WAIVER

    The failure of any party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No interpretation, changes, modifications, terminations or waivers of any of the provisions of this Agreement shall be binding upon the Company or Employee unless in writing and signed by the person to be bound.

8.  RIGHTS, OBLIGATIONS AND ASSIGNMENT.

    The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns. The duties of Employee to any such successor entity shall not be greater than duties performed for the Company prior to such succession. Employee is prohibited from making any assignment of this Agreement.

9.  ENTIRE AGREEMENT.

    This Agreement and the exhibits hereto embody the entire understanding between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

10. SEVERABILITY.

    If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined in its operations to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

11. NOTICES.

    Notices, other communications or deliveries required or permitted under this Agreement shall be in writing directed as follows:

    (a)  TO THE COMPANY AT:
         Advanced Materials Group, Inc.
         20211 South Susana Road
         Rancho Dominguez, CA 90221

    (b)  TO EMPLOYEE:
         Steve F. Scott
         935 3rd Street
         Hermosa Beach, CA 90254

         WITH A COPY TO:
         None

    The parties may designate by notice to each other any new address for the purpose of this Agreement. Unless otherwise specified in this Agreement, all notices shall be effective when mailed postage prepaid by registered or certified mail, return receipt requested.

12. APPLICABLE LAW.

    This Agreement shall be enforced and construed in accordance with the laws of the State of California.

13. DISPUTES.

    In the event any party brings legal proceedings to resolve a dispute hereunder, the prevailing party shall have the right to recover reasonable attorneys' fees and costs from the other. The term "legal proceedings" shall include appeals from the lower court judgment.

14. PAYMENT ON TERMINATION.

    If the Company terminates this Agreement other than for cause as defined in
    Section 2(b) of this Agreement, it shall pay Employee an amount equal to the amount set forth in Section 3(a) as an annual base salary divided by twelve and multiplied by the number of months remaining until 2nd day of May 2000.

15. HEADINGS.

    The captions and headings contained in this Employment Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date and year first above written.

ADVANCED MATERIALS GROUP, INC.

By: /s/ BOARD OF DIRECTORS
   -------------------------------
   Board of Directors

EMPLOYEE

By: /s/ STEVE F. SCOTT
   -------------------------------
   Steve F. Scott